                                                                   EXHIBIT 10.47

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement") dated as of April 4, 2000, by and between MEDICAL MANAGER CORPORATION, a Delaware corporation (the "Company"), and KEVIN CAMERON ("Executive").

                  WHEREAS, the Company desires to employ Executive on a full-time basis and Executive desires to be so employed by the Company;

                  NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:

         1.       Effectiveness of Agreement and Employment of Executive.

                  1.1. Effectiveness of Agreement. This Agreement shall become effective as of April 4, 2000 (the "Effective Date").

                  1.2. Employment by the Company. The Company hereby employs Executive and Executive hereby accepts such employment with the Company. Executive shall report to the Chairman of the Board of the Company. Executive's title shall initially be Executive Vice President--Corporate Development. Executive shall perform such duties and services for the Company, its subsidiaries and affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) (such subsidiaries and affiliates collectively, "Affiliates"), and at such Non-Distant offices (as hereinafter defined), as may be designated from time to time by the Company. Executive shall use his best and most diligent efforts to promote the interests of the Company and the Affiliates, and shall devote all of his business time and attention to his employment under this Agreement; provided, however, that Executive shall be permitted to manage his personal, financial and legal affairs that may from time to time require insubstantial portions of his working time, but would not singularly or in the aggregate interfere or be inconsistent with his duties and obligations under this Agreement.

                  1.3. Confidentiality. Executive understands and acknowledges that in the course of his employment, he will have access to and will learn information that is proprietary to, or confidential to the Company and its Affiliates that concerns the operation, methodology and plans of the Company and its Affiliates, including, without limitation, business strategy and plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines, technical data, computer source codes, programs, software, know-how and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), information regarding acquisition and other strategic partner candidates, and customer information (collectively, "Proprietary Information"). Executive agrees that, at all times (including following termination of his employment with the Company), he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or except as required to fulfill his duties hereunder, exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently becomes available to the public, otherwise than by breach of this Agreement by Executive or (ii) was the subject of a subpoena or self regulatory organization, governmental agency or court order for Executive to disclose. Upon any termination of Executive's employment, Executive shall immediately return to the Company all copies of any Proprietary Information in his possession.

                  1.4. Restrictions on Solicitation. During the period beginning on the Effective Date and ending on the first anniversary of the date of cessation of the employment of Executive for any reason whatsoever (the "Restricted Period"), Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or contact any customer, or any prospective customer (with whom Executive had material contact during his employment by the Company) of the Company or any of the Affiliates for any commercial pursuit which is in competition with the Company or any of the Affiliates, or that is contemplated from time to time by the Business Plan (as defined below) or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or any of the Affiliates. During the Restricted Period, Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or induce, or attempt to induce, any employees, agents or consultants of or to the Company or any of the Affiliates to leave the employ of the Company or such Affiliate or do anything from which Executive is restricted by reason of this Agreement nor shall Executive, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Company or any of the Affiliates. For purposes of this Agreement, "Business Plan" shall mean, at any point in time, the then current business plan of the Company or any of the Affiliates and any business plans of the Company or any of the Affiliates in effect during the prior 18 months, in any case, as provided to Executive prior to the termination of his employment.

                  1.5. Restrictions on Competitive Employment. (a) During the Restricted Period, Executive shall not, anywhere in the United States, directly or indirectly, without the prior written approval of the Company, own an interest in or, as principal, agent, employee, consultant or otherwise, engage in activities for or render services to, any firm or business (i) engaged in competition with the Company or any of its Affiliates, (ii) conducting a business of the type and character engaged in by (or contemplated by the Business Plan of) the Company or any of its Affiliates at the time of termination, (iii) developing products or services competitive with those of the Company or any of its Affiliates or (iv) conducting any business in which the Company or any of its Affiliates is then engaged if Executive has engaged in activities for such business of the Company or such Affiliates or obtained Proprietary Information with respect thereto (all of the businesses in clauses
(i), (ii), (iii) and (iv) collectively, "Competitive Business"). Notwithstanding the foregoing, (A) Executive may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company; (B) Executive may continue to hold, although with respect to each of such companies, not increase to more than 2% of the equity of such company on a fully diluted basis, his portfolio investments in "Healthmarket" and "Digital Medial Systems," but during the Restricted Period Executive may not become a director of or, other than to ascertain the status of Executive's investments or in furtherance of his duties hereunder, consult with, or otherwise engage in any activities for either of such companies; and (C) in determining whether business is a Competitive Business, only the activities engaged in by the Company at the time of termination of Executive's employment or contained in the Business Plan shall be considered.

                  (b) For purposes of the covenant not to compete set forth in paragraph (a) above, Executive acknowledges that the Company and its Affiliates presently conduct their businesses throughout the United States. Executive agrees that the Restricted Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company and its Affiliates in the conduct of their businesses. The parties intend that the foregoing covenant of Executive shall be construed as a series of separate covenants, one for each geographic area specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth in paragraph (a) above. To the extent that the foregoing covenant or any provision of this Section 1.5 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.

                  1.6. Assignment of Developments. All Developments that are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, arising out of or as a result of Executive's employment with the Company shall be the sole and absolute property of the Company and the Affiliates, free of any reserved or other rights of any kind on Executive's part. During Executive's employment and, if such Developments were made, conceived or suggested by Executive during or as a result of Executive's employment under this Agreement or any other employment with the Company or the Affiliates, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company and the Affiliates of Executive's right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the present activities, planned activities, as reflected in the Business Plan, or future activities initiated by the Company or the Affiliates during Executive's employment by the Company, or the products and services of the Company or any of the Affiliates initiated during the term of Executive's Employment or as reflected in the Business Plan.

                  1.7. Remedies. Executive acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in Sections 1.3 through 1.6 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction.

         2.       Compensation and Benefits.

                  2.1. Salary. The Company shall pay Executive for services during his employment under this Agreement a base salary at the annual rate of not less than $225,000 and shall cause CareInsite, Inc. ("CareInsite" to pay Executive for services rendered to CareInsite a base salary at an annual rate of not less than $225,000 ( the base salary from the Company and the base salary from CareInsite shall be collectively referred to herein as the "Base Salary"). Any and all increases to Executive's Base Salary shall be determined by the Board of Directors of the Company, in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company's customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

                  2.2. Benefits. During his employment under this Agreement, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs or vacation leave of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

                  2.3. Expenses. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company or its Affiliates in the performance of his duties hereunder.

                  2.4. Loan. Subject to the consent of Healtheon/ WebMD Corporation ("Healtheon"), pursuant to the terms of the Agreement and Plan of Merger among the Corporation, Avicenna Systems Corporation and Healtheon (as it may be amended, from time to time, the "Healtheon Merger Agreement"), within 30 days of a written request by Executive during the term of his employment the Company shall provide a loan to Executive (the "Loan") in the principal amount of $500,000. The Loan shall be made pursuant to, and shall otherwise be subject to, the terms of a Secured Promissory Note in the form attached as Annex A hereto.

                  2.5 Car Allowance. During the Employment Period, the Company shall provide Executive with a car allowance in accordance with Company policy.

                  2.6 Legal Fees. Promptly upon presentation of the invoices therefore, the Company shall reimburse Executive for up to $15,000 of legal fees incurred by Executive in


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connection with the negotiation of this Agreement and any other prospective employment relationships that Executive was considering within 90 days prior to the date hereof.

                  2.7 Relocation. If the Company requests that Executive relocate and Executive agrees, the Company shall reimburse Executive as follows. Upon the presentation of invoices, the Company shall reimburse, on an after tax basis, Executive's reasonable out-of-pocket expenses, including, without limitation, real estate brokerage fees, related to the relocation of him and his family to such area. For avoidance of doubt, the reimbursement payment shall be grossed up such that, net of his tax liability attributable to such reimbursement payment, Executive retains an amount equal to such reasonable out-of-pocket expenses.

                  2.8 Directors and Officers Liability Insurance. The Company currently maintains directors and officers liability insurance coverage, which coverage will apply to Executive upon the Effective Date. Executive will be covered by directors and officers liability insurance with respect to his employment by the Company if and to the extent that other senior officers of the Company are so covered.

           3.     Employment Period.

                  Executive's employment under this Agreement shall commence as of the Effective Date, and shall terminate on the fifth anniversary thereof (the "Initial Employment Period"), unless terminated earlier pursuant to Section 4. Unless written notice of either party's desire to terminate this Agreement has been given to the other party prior to the expiration of the Initial Employment Period (or any one-month renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-month periods.

         4.       Termination.

                  4.1. Termination by the Company for Cause. (a) Executive's employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive's earned and unpaid compensation to the effective date of such termination.

                  (b) For purposes of this Agreement, the term "Cause" shall mean any of the following:

                           1. A willful failure of Executive to perform his duties in any material respect which failure is not cured by Executive within 30 days following written notice from the Company detailing such failure;

                           2.       Any willful misconduct by Executive
         relating, directly or indirectly, to the Company or any of its Affiliates, which misconduct, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company detailing such breach;


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

                           3. Any breach by Executive of any material provision contained in this Agreement (including, without limitation, Sections 1.3 through 1.6), which breach, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company detailing such breach;

                           4. Any breach by Executive of a material Company policy known by Executive, which breach, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company detailing such breach; or

                           5.       Executive's conviction of felony crime.

                  (c) If Executive is given a written notice pursuant to the terms of Section 4.1(b) Executive shall have the right to demand, by giving written notice to the Company within 10 days after notice to the Executive is given, to demand an opportunity to meet with the Board of Directors of the Corporation to set forth any facts that Executive believes to be relevant to the Board's determination as to whether an event of Cause has occurred. In the event that Executive delivers such notice to the Company, and such event of Cause is susceptible to cure, the period by which such alleged event of Cause must be cured shall be suspended upon the date such notice is given and shall not resume until the earlier of (x) Executive withdraws his notice or fails to report to the meeting with the Board and (y)Executive's meeting with the Board has terminated.

                  4.2. Permanent Disability. If during his employment with the Company, (i) Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period, or (ii) a qualified independent physician determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration, then the Company shall have the right to terminate Executive's employment with the Company upon written notice to Executive. Upon such a termination, the Company shall have no obligation to Executive other than (i) the payment of Executive's earned and unpaid compensation to the effective date of such termination; (ii) as provided in
Section 5 of this Agreement and the Stock Option Agreement (as defined below) and the CareInsite Stock Option Agreement (as defined below); and (iii) a continuation of Executive's Base Salary (at the rate set forth in Section 2.1 hereof) for a period commencing on the date of termination and ending on the first anniversary of the date of termination.

                  4.3. Death. Executive's employment with the Company shall be deemed terminated by the Company upon the death of Executive and the Company shall have no obligation to Executive or Executive's estate other than (i) the payment of Executive's earned and unpaid compensation to the effective date of such termination; (ii) as provided in Section 5 of this Agreement and the Stock Option Agreement and the CareInsite Stock Option Agreement; and (iii) a continuation of Executive's Base Salary (at the rate set forth in Section 2.1 hereof) for


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

a period commencing on the date of termination and ending on the first anniversary of the date of termination.

                  4.4. Termination by the Company Without Cause. Executive's employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Executive's employment without Cause (not including by notice of the Company pursuant to Section 3 of its desire to not renew this Agreement), the Company shall have no obligation to Executive other than (i) the payment of Executive's earned and unpaid compensation to the effective date of such termination; (ii) as provided in Section 5 of this Agreement and the Stock Option Agreement and the CareInsite Stock Option Agreement; and (iii) a continuation of Executive's Base Salary (at the rate set forth in Section 2.1 hereof) for a period commencing on the date of termination and ending on the first anniversary of the date of termination.

                  4.5. Termination by Executive for Good Reason. (a) Executive's employment with the Company may be terminated at any time by Executive for Good Reason. If Executive terminates his employment for Good Reason, the Company shall have the same obligations to Executive that it would have had under Section 4.4 as if Executive's employment with the Company were terminated by the Company without Cause.

                  (b) For purposes of this Agreement, the term "Good Reason" shall mean (i)subject to the terms of (iii) below, a material reduction in Executive's duties or responsibilities or a demotion of Executive's position, as set forth in Section 1.2 which reduction or demotion remains in effect 30 days after written notice is provided by Executive to the Company detailing such condition or event; (ii) a change in Executive's reporting obligation such that he no longer reports to the Chairman of the Board of the Company, which change remains in effect 30 days after written notice is provided by Executive to the Company detailing such condition or event; (iii) a requirement that Executive relocate to an office (a "Distant Office") that is more than 60 miles away from Executive's home in Connecticut, provided, however, that if the Company reasonably requests in writing that Executive relocate to a Distant Office, and allows Executive a period of not less than the greater of (x) six months and (y) 30 days after the conclusion of a school year of a child of Executive, to complete such relocation, during which time the Company may require Executive to commute to such location on a reasonable basis at the expense of the Company, and Executive declines, so long as the Company allows Executive to work from a location that is not a Distant Office Executive shall not have Good Reason pursuant to this Section 4.5, notwithstanding whether there is also a material reduction in Executive's duties or responsibilities and a demotion of Executive's position; or (iv) a "Change of Control" occurs.

                  (c) For purposes of this Agreement a "Change in Control" of the Company shall be deemed to have occurred if:


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

                  (A) Both (i) any person, entity or group shall have acquired, in one or more transactions, the beneficial ownership of at least 50 percent of the voting power of the outstanding voting securities of the Company, excluding Martin J. Wygod and his affiliates, and
                           (ii) following such acquisition of 50 percent voting power, Martin J. Wygod shall no longer be the Chairman of the Board of the Company or a senior executive officer of the acquiring company of 50 percent voting power, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such acquisition of 50 percent voting power; or

                  (B) The sale of all or substantially all of the assets of the Company (including, without limitation, by way of merger, consolidation, lease or transfer) to or with a person, entity or group other than Martin J. Wygod or his affiliates in a transaction (except for a sale-leaseback transaction) (x) where the Company or the holders of the common stock of the Company, as the case may be, do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the board of directors of the acquiring or resulting entity or of an affiliate which controls the acquiring or resulting entity, or (ii) securities representing a majority of the equity interest in the acquiring or resulting entity or of an affiliate that controls the acquiring or resulting entity, if other than a corporation and
                           (y), following such sale of assets, Martin J. Wygod shall no longer be the Chairman of the Board of the Company or a senior executive officer of the acquiring entity, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such sale of assets; or

                  (C) A complete liquidation or dissolution of the Company shall have occurred or have been approved by the Board of Directors of the Company.

Notwithstanding anything to the contrary herein, consummation of the transactions contemplated by the Healtheon Merger Agreement shall not constitute a Change of Control for purposes of this Agreement so long as, upon such consummation, Martin J. Wygod is Co-Chairman of, or in an official position with significant authority in, the surviving corporation.

                  4.6. Liquidated Damages. Executive acknowledges that any payments and benefits under Sections 4 and 5 resulting from a termination of his employment with the Company are in lieu of any and all claims that Executive may have against the Company (other than benefits under the Company's employee benefit plans that by their terms survive termination of employment and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). The Company may request that Executive confirm such acknowledgment in writing prior to the receipt of such benefits.


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

                  4.7. Termination by Executive Without Good Reason. Executive may resign from his employment with the Company at any time without Good Reason. Upon such a termination, the Company shall have no obligation other than (i) the payment of Executive's earned but unpaid compensation to the effective date of such termination and (ii) as provided in Section 5 of this Agreement and the Stock Option Agreement and the CareInsite Stock Option Agreement.

         5.       Stock Option.

                  5.1. Executive shall be granted, on the date hereof, an option (the "Stock Option") to purchase 250,000 shares of the Company's common stock pursuant to the terms of a stock option agreement to be entered into between the Company and Executive, which agreement shall be in substantially the same form provided by the Company to its officers generally (the "Stock Option Agreement"). The Stock Option shall be vested and exercisable in accordance with the following schedule:

                  Anniversary of                 % of Stock
                  Date of Grant              Option Exercisable
                  -------------              ------------------
                       1st                           20%
                       2nd                           40%
                       3rd                           60%
                       4th                           80%
                       5th                          100%

In the event that Executive's employment with the Company is terminated by the Company without Cause under Section 4.4 or by Executive for Good Reason under
Section 4.5(b)(i), (ii), or (iii) prior to the second anniversary of the date of grant, 40% of the Stock Option (i.e., options to purchase 100,000 shares), if then unvested, shall remain outstanding and continue to vest and become exercisable as if Executive remained in the employ of the Company through the earlier of (i) the second anniversary of the date of grant and (ii) any breach by Executive of any provision of this Agreement (including, without limitation, Section 1.3, 1.4, 1.5 or 1.6). In the event that Executive's employment with the Company is terminated by the Executive for Good Reason under Section 4.5(b)(iv) prior to the second anniversary of the date of grant, 60% of the Stock Option (i.e., options to purchase 150,000 shares), if then unvested, shall remain outstanding and continue to vest and become exercisable as if Executive remained in the employ of the Company through the earlier of (i) the third anniversary of the date of grant and (ii) any breach by Executive of any provision of this Agreement (including, without limitation, Section 1.3, 1.4, 1.5 or 1.6). In the event that Executive's employment with the Company is terminated by the Company without Cause under Section 4.4 or by Executive for Good Reason under Section
4.5 after the second anniversary of the date of grant, 20% of the Stock Option (i.e., options to purchase 50,000 shares), if then unvested, shall remain outstanding and continue to vest and become exercisable as if Executive remained in the employ of the Company through the earlier of (i)the next date upon which a portion of the Stock Option becomes exercisable and (ii) any breach by Executive of any provision of this Agreement (including, without limitation,

Section 1.3, 1.4, 1.5 or 1.6). In the event that Executive's employment with the Company is terminated by the Company under Section 4.2 or 4.3 the remainder of the Stock Option, if then unvested, shall immediately vest and become exercisable. Any portion of the Stock Option that is vested and exercisable at the time Executive's employment with the Company is terminated other than for Cause shall remain exercisable until the earlier of (x) three years from the date of termination and (y) any breach by Executive of any provision of this Agreement (including, without limitation, Section 1.3, 1.4, 1.5 or 1.6). Any portion of the Stock Option that becomes vested and exercisable after Executive's employment with the Company is terminated pursuant to the terms of this Section 5.1 (any such post-termination vesting being herein referred to as a "Stock Option Post-Termination Vesting") shall remain exercisable until the earlier of (x) three years from the date of such Stock Option Post-Termination Vesting or (y) any breach by Executive of any provision of this Agreement (including, without limitation, Section 1.3, 1.4, 1.5 or 1.6). Notwithstanding anything to the contrary herein, no portion of the Stock Option shall remain exercisable after the 10th anniversary of the date of grant of the Stock Option. Except as provided in this Section 5.1 all of the terms and conditions of the Stock Option shall be governed exclusively by the express provisions of the Stock Option Agreement.

                  5.2. Executive shall also be granted, on the date hereof, an option to purchase 250,000 shares of the common stock of CareInsite pursuant to the terms of a stock option agreement to be entered into between CareInsite and Executive, which agreement shall be in substantially the same form provided by CareInsite to its officers generally under the applicable CareInsite stock option plan (the "CareInsite Stock Option Agreement"). The CareInsite Stock Option shall be vested and exercisable in accordance with the following schedule:

                    Vesting Dates            % of Option Exercisable
                  -----------------          -----------------------
                  December 15, 2001                     40%
                  December 15, 2002                     60%
                  December 15, 2003                     80%
                  December 15, 2004                    100%

In the event that Executive's employment with the Company is terminated by the Company without Cause under Section 4.4 or by Executive for Good Reason under
Section 4.5(b)(i)(ii) or(iii) prior to December 15, 2001 40% of the CareInsite Stock Option (i.e., options to purchase 100,000 shares), if then unvested, shall remain outstanding and continue to vest as if Executive remained in the employ of the Company through the earlier of (i) December 15, 2001 and (ii) any breach by Executive of any provision of this Agreement (including, without limitation, Section 1.3, 1.4, 1.5 or 1.6). In the event that Executive's employment with the Company is terminated by the Executive for Good Reason under Section 4.5(b)(iv) prior to December 15, 2001, 60% of the Stock Option (i.e., options to purchase 150,000 shares), if then unvested, shall remain outstanding and continue to vest and become exercisable as if Executive remained in the employ of the Company through the earlier of (i) December 15, 2002 and (ii) any breach by Executive of any provision of this Agreement (including, without limitation, Section 1.3, 1.4, 1.5 or 1.6). In the event that Executive's employment with the Company is terminated by the Company without Cause under Section 4.4 or by Executive for Good Reason under Section 4.5 after

December 15, 2001, 20% of the CareInsite Stock Option (i.e., options to purchase 50,000 shares), if then unvested, shall remain outstanding and continue to vest and become exercisable as if Executive remained in the employ of the Company through the earlier of (i)the next date upon which a portion of the CareInsite Stock Option becomes exercisable and (ii) any breach by Executive of any provision of this Agreement (including, without limitation, Section 1.3, 1.4, 1.5 or 1.6). In the event that Executive's employment with the Company is terminated by the Company under Section 4.2 or 4.3 the remainder of the CareInsite Stock Option, if then unvested, shall immediately vest and become exercisable. Any portion of the CareInsite Stock Option that is vested and exercisable at the time Executive's employment with the Company is terminated other than for Cause shall remain exercisable until the earlier of (x) three years from the date of such termination and (y) any breach by Executive of any provision of this Agreement (including, without limitation, Section 1.3, 1.4, 1.5 or 1.6). Any portion of the CareInsite Stock Option that becomes vested and exercisable after Executive's employment with the Company is terminated pursuant to the terms of this Section 5.2 (any such post-termination vesting being herein referred to as a " CareInsite Stock Option Post-Termination Vesting") shall remain exercisable until the earlier of (x) three years from the date of such CareInsite Stock Option Post-Termination Vesting and (y) any breach by Executive of any provision of this Agreement (including, without limitation, Section 1.3, 1.4, 1.5 or 1.6). Notwithstanding anything to the contrary herein, no portion of the CareInsite Stock Option shall remain exercisable after the 10th anniversary of the date of grant of the CareInsite Stock Option. Except as provided in this
Section 5.2 all of the terms and conditions of the CareInsite Stock Option shall be governed exclusively by the express provisions of the CareInsite Stock Option Agreement.

         6.       Notices.

                  Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

                  (a)      if to the Company:

                           Medical Manager Corporation
                           River Drive Center 2
                           669 River Drive
                           Elmwood Park, New Jersey  07407-1361
                           Telecopier No.:  (201) 703-3401
                           Attention:  Legal Counsel

                  (b) if to Executive at the address maintained in the Company's records.

                  With a copy to:

                  Stephen W. Skonieczny, Esq.
                  Davis & Gilbert LLP


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

                  1740 Broadway
                  New York, NY 10019

                  Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

         7.       Miscellaneous.

                  7.1. Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:

                  (a) No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.

                  (b) Executive, during his employment, shall use his best efforts to disclose to the Chairman of the Board or Chief Executive Officer of the Company in writing or by other effective method any bona fide information known by him and not known to the Chairman of the Board or Chief Executive Officer of the Company that he reasonably believes would have any material negative impact on the Company or an Affiliate.

                  7.2. Entire Agreement. This Agreement, the Stock Option Agreement and the CareInsite Stock Option Agreement contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

                  7.3. Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

                  7.4. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of Executive. Executive's rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 4.3 shall pass upon Executive's death to Executive's executor or administrator.


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

                  7.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  7.6. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New Jersey applicable to contracts executed and to be wholly performed within such State.

                  7.7. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

                  7.8. Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no

                  [REMAINDER OF PAGE LEFT BLANK]


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

way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

                  7.9. Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    MEDICAL MANAGER CORPORATION


                                    By: /s/ Charles A. Mele
                                       ----------------------------
                                    Name:  Charles A. Mele
                                    Title: Executive Vice President

                                    EXECUTIVE


                                    /s/ Kevin Cameron
                                    -------------------------------
                                    Kevin Cameron


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